Exhibit (g)(12)



                         UNITED STATES DISTRICT COURT
                        CENTRAL DISTRICT OF CALIFORNIA

                           CIVIL MINUTES -- GENERAL
                           ------------------------


Case No.:  SA CV-98-9-LHM (EEx)            Date: January 22, 1998

Title: ARV Assisted Living, Inc. v. Emeritus Corporation, et al.

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DOCKET ENTRY

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PRESENT:

      Hon. Linda H. McLaughlin , JUDGE
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           Debra Beard                    None Present
       -----------------------         ------------------
           Deputy Clerk                  Court Reporter


     ATTORNEYS PRESENT FOR             ATTORNEYS PRESENT FOR
          PLAINTIFFS:                      DEFENDANTS:
         None Present                     None Present


PROCEEDINGS: ORDER RE REMAND

      IN CHAMBERS:

      1. The Court has received the Memorandum issued by the Ninth Circuit Court of Appeals on 1/22/98, vacating the Court's 1/12/98 stay order and remanding this matter to the Court for further proceedings on ARV Assisted Living, Inc.'s ("ARV") claims, including ARV's pending request for injunctive relief.

      2. Pursuant to the Ninth Circuit's Memorandum, the Court vacates its prior order rejecting Defendants' Opposition to ARV's Motion for Preliminary Injunction and supporting papers, and deems said papers filed.

      3. The Court orders ARV to file its Reply Brief in Support of its Motion for Preliminary Injunction by Monday, 1/26/98, at 9:00 a.m.